Exhibit 10.1

METHODE ELECTRONICS, INC.
MANAGERIAL BONUS AND MATCHING BONUS PLAN
(As Restated Effective May 1, 2004)

     The purpose of the Plan is to have key employees participate in profits of the Company. The Plan rewards these key employees with additional compensation based on actual sales and profit performance compared to budget and on achieving individual objectives established at the beginning of the fiscal year for the segment of the Company for which they have responsibility, provided they meet certain eligibility requirements.

     The current cash bonus is paid as soon as practicable following the fiscal quarter in order to recognize and reward performance in a timely fashion.

     In addition to the quarterly cash bonus based upon current performance, the Company has established a matching bonus plan. The compensation committee of the board of directors will designate those employees eligible to participate in this matching bonus plan. In the future, the participant may qualify for a matching bonus which will be considered as earned 36 months after the current quarterly bonus provided the participant is still employed by Methode at that time, and provided he/she has performed well in that 36-month period. A participant will be deemed to be employed by Methode 36 months after the current quarterly bonus if: (i) continuously during such 36-month period the participant was either employed by Methode or serving as a director of Methode board of directors; or (ii) the Participant terminated employment or service as a director of Methode during such 36-month period on account of death, disability, or retirement after attaining age 65. In the event the participant is no longer employed by Methode 36 months after the current quarterly bonus, or is not performing well if still employed, the participant will not qualify for the matching bonus.

     The objective of the matching bonus is to motivate the participant to plan and work for long-term growth and profitability of Methode and diminish the incentive to act for only short-term earnings at the expense of future periods.

     For the first three quarters of the year, we withhold 15% of the bonus due until the numbers have been reviewed and verified by audit at which time the holdback is included with the fourth quarter bonus check.

     It should be noted that the managerial bonus and matching bonus plan is not a substitute for the normal salary review procedures and other recognition of progress in the form of increased responsibility and base compensation.